Exhibit 99.3

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Global System Dynamics, Inc. (formerly Gladstone Acquisition Corporation) and The Gladstone Companies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Global System Dynamics, Inc. (formerly Gladstone Acquisition Corporation) (the “Company”) as of June 30, 2022, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the twelve months ended June 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and its cash flows for the twelve months ended June 30, 2022 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of an Initial Business Combination on or prior to November 9, 2022 (or February 9, 2023 if the Company exercises its option to extend the date), and the Company’s cash and working capital as of June 30, 2022 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

August 31, 2022, except for Note 9 as to which the date is January 12, 2023

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

BALANCE SHEET

June 30, 2022
Assets
Cash	$68,886
Prepaid expenses	276,017

Total Current Assets	344,903
Cash held in trust account	107,079,019

Total Assets	$107,423,922

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accounts payable and accrued expenses	$51,829
Due to related parties	43,036

Total Current Liabilities	94,865
Deferred underwriting discount	3,672,368

Total Liabilities	3,767,233

Commitments and Contingencies (See Note 6)
Class A Common Stock subject to possible redemption, 10,492,480 shares at redemption value of $10.20 per share	107,023,296
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 209,850 shares issued and outstanding (excluding 10,492,480 shares subject to redemption)	21
Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 2,623,120 shares issued and outstanding	263
Additional paid-in capital	—
Accumulated deficit	(3,366,891)

Total Stockholders’ Deficit	(3,366,607)

Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$107,423,922

The accompanying notes are an integral part of these financial statements.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2022

Formation and operating costs	$1,479,284

Loss from operations	(1,479,284)

Other Income
Interest earned from Trust Account	55,723
Change in fair value of overallotment liability	90,677

Total other income	146,400

Net loss	$(1,332,884)

Basic and diluted weighted average shares outstanding, Class A redeemable shares	9,359,222

Basic and diluted net loss per share, Class A redeemable shares	$(0.11)

Basic and diluted weighted average shares outstanding, non-redeemable shares	2,794,114

Basic and diluted net loss per non-redeemable share	$(0.11)

The accompanying notes are an integral part of these financial statements.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE TWELVE MONTHS ENDED JUNE 30, 2022

	Class A Common Stock		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
			Common Stock
	Shares	Amount	Shares	Amount
Balance as of June 30, 2021	—	$—	2,875,000	$288	$24,712	$(688)	$24,312
Sale of Private Placement Warrants in connection with Initial Public Offering and over-allotment (net of offering costs)	—	—	—	—	4,055,520	—	4,055,520
Issuance of Representative Shares in connection with Initial Public Offering and over-allotment	209,850	21	—	—	2,098,479	—	2,098,500
Issuance of Public Warrants in connection with Initial Public Offering and over-allotment (net of offering costs)	—	—	—	—	1,534,405	—	1,534,405
Issuance of over-allotment option	—	—	—	—	(135,000)	—	(135,000)
Partial exercise of over-allotment option	—	—	—	—	44,323	—	44,323
Subsequent measurement of Class A common stock subject to possible redemption, to redemption value	—	—	—	—	(7,622,464)	(2,033,319)	(9,655,783)
Class B common stock forfeited	—	—	(251,880)	(25)	25	—	—
Net loss	—	—	—	—	—	(1,332,884)	(1,332,884)

Balance as of June 30, 2022	209,850	$21	2,623,120	$263	$—	$(3,366,891)	$(3,366,607)

The accompanying notes are an integral part of these financial statements.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

STATEMENT OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2022

Cash flows from operating activities:
Net loss	$(1,332,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned from Trust Account	(55,723)
Change in fair value of overallotment liability	(90,677)
Changes in operating assets and liabilities:
Prepaid expenses	(276,017)
Due to related parties	43,036
Accounts payable and accrued expenses	51,829

Net cash used in operating activities	(1,660,436)

Cash flows from investing activities:
Investment of cash in trust account	(107,023,296)

Net cash used in investing activities	(107,023,296)

Cash flows from financing activities:
Proceeds from initial public offering	104,924,800
Proceeds from private placement	4,298,496
Payment of promissory note to related party	(240,000)
Payment of deferred offering costs	(243,025)

Net cash provided by financing activities	108,740,271

Net change in cash	56,539
Cash, beginning of the period	12,347

Cash, end of period	$68,886

Supplemental Disclosure of Non-Cash Activities:
Deferred underwriting discount	$3,672,368

Initial fair value of overallotment liability	$135,000

Initial value of Class A Common Stock subject to redemption	$100,757,438

Subsequent measurement of carrying value of Class A Common Stock to redemption value	$(9,655,783)

Issuance of Representative Shares	$2,098,500

The accompanying notes are an integral part of these financial statements.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Note 1 — Organization and Business Operations

Gladstone Acquisition Corporation (the “Company”) is blank check company incorporated as a Delaware corporation on January 14, 2021. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (a “Business Combination”). While the Company may pursue an initial Business Combination target in any business or industry, the Company intends to focus its search on the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where the management team has extensive experience.

The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest, if at all. The Company will generate non-operating income in the form of interest income from Trust Account (as defined below) from the proceeds derived from its initial public offering (the “IPO”) that was declared effective on August 4, 2021.

The Company’s sponsor is Gladstone Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

As described further in Note 5, on January 25, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock, par value $0.0001 (the “Class B Common Stock”). Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock would represent 20% of the Company’s issued and outstanding stock after the Company’s initial public offering (the “IPO”).

The registration statement for the Company’s IPO was declared effective on August 4, 2021 (the “Effective Date”). On August 9, 2021, the Company consummated its IPO of 10,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, which is discussed in Note 3, and the sale of 4,200,000 warrants (the “Private Warrants”), at a price of $1.00 per Private Warrant in a private placement to the Sponsor that closed simultaneously with the IPO. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and one-half of one redeemable warrant (the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in the IPO. Only whole warrants are exercisable. On August 18, 2021, the underwriters partially exercised their over-allotment option for up to an additional 1,500,000 Units, purchasing an additional 492,480 Units, generating gross proceeds of $4,924,800.

Simultaneously with the exercise of the underwriters’ over-allotment option, the Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. On September 23, 2021, the underwriters’ over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in outstanding Class B Common Stock of 2,623,120 shares.

As payment for services, the underwriters received 209,850 shares of Class A Common Stock worth approximately $10.00 per share (the “Representative Shares”). Transaction costs related to the IPO and partial over-allotment exercise amounted to $6,265,859 consisting of $3,672,368 of deferred underwriting commissions, $2,098,500 of fair value of the Representative Shares and $494,991 of other cash offering costs, which were allocated among Class A Common Stock subject to possible redemption, the Public Warrants and Private Warrants, and stockholders’ deficit.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete an initial Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the IPO on August 9, 2021 and the partial over-allotment exercise on August 18, 2021, $107,023,296 ($10.20 per Unit) from the net proceeds sold in the IPO and over-allotment, including the proceeds of the sale of the Private Warrants, was deposited in a trust account (the “Trust Account”) which is being invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

may be released to the Company to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public stock in connection with an initial Business Combination or to redeem 100% of its public stock if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to stockholders’ rights or preinitial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Class A Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company’s Class A common stock are not a “penny share” upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, whether they participate in or abstain from voting or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without the Company’s prior consent. The Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (the “Combination Period”) or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides its public stockholders with the opportunity to redeem their Class A Common Stock shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company’s Initial Stockholders, as well as holders of Representative Shares, agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Common Stock and Class A Common Stock, respectively, held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the Initial Stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Liquidity and Capital Resources

As of June 30, 2022, the Company had $68,886 of cash in its operating bank account and working capital of $305,761, net of franchise tax payable that can be paid with the interest income earned on Trust Account. The Company will continue to expend working capital for operating costs, which includes costs to identify a potential target and acquire the business, in additional to accounting, audit, legal, board, franchise tax and other expenses associated with operating the business during the period through the mandatory date to consummate a Business Combination or liquidate the business. Such costs are likely to exceed the amount of cash currently available. In addition, to finance transaction costs in connection with a Business Combination, Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 5). As of June 30, 2022, there were no amounts outstanding under any Working Capital Loans. If the Company is unsuccessful in obtaining additional working capital, it raises substantial doubt as to the Company’s ability to continue as a going concern, as further discussed below.

Going Concern

The Company has until November 9, 2022 to consummate a Business Combination (or February 9, 2023 if it exercises its option to extend the date). It is uncertain that the Company will be able consummate a Business Combination by either date. If a Business Combination is not consummated by the required dates, there will be a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in ASC Subtopic 205-40, “Presentation of Financial Statements – Going Concern”, management has determined that as a result of the liquidity discussion above and the mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, there is substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after November 9, 2022 (or February 9, 2023, if extended).

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $68,886 in cash as of June 30, 2022. The Company had no cash equivalents as of June 30, 2022.

Cash Held in Trust Account

As of June 30, 2022, the Company had $107,079,019 in the Trust Account, which was invested in a United States Treasury money market fund.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on these accounts.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-“Expenses of Offering”. Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are related to the Public Offering. Offering costs amounted to $6,265,859 which were allocated among Class A Common Stock subject to possible redemption, the Public Warrants and Private Warrants, and stockholders’ deficit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1	—	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2	—	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 2	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of Class A Common Stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2022, 10,492,480 shares of Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Representative Shares are not redeemable, and are therefore included in stockholders’ deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the subsequent measurement from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent possible) and accumulated deficit.

At June 30, 2022, the Class A common stock reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$104,924,800
Less:
Proceeds allocated to public warrants	(1,626,335)
Issuance costs related to Class A common stock	(5,930,952)
Plus:
Subsequent measurement of carrying value to redemption value	9,655,783

Class A Common Stock subject to possible redemption as of June 30, 2022	$107,023,296

Warrant Instruments

The Company accounts for warrants issued in connection with the IPO and the Private Placement in accordance with the guidance contained in ASC 815, “Derivatives and Hedging”. Under that guidance, warrants that do not meet the criteria for equity treatment would be classified as liabilities. The Public Warrants and Private Warrants do meet the criteria for equity treatment, and therefore are included as part of stockholder’s deficit on the balance sheet. As of June 30, 2022, there were 5,246,240 Public Warrants and 4,298,496 Private Warrants outstanding.

Net Loss Per Common Share

The Company applies the two-class method in calculating earnings per share. Net loss per share of common stock is computed by dividing the pro rata net loss allocated between the redeemable shares of Class A Common Stock and the non-redeemable shares of Class A Common Stock and Class B Common Stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 9,544,736 shares of Class A Common Stock in the aggregate. Shares subject to forfeiture are not included in weighted-average shares outstanding until the forfeiture restriction lapses. Subsequent measurement of the Class A Common Stock to redemption value is not considered in the calculation because redemption value closely approximates fair value.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

For the Twelve Months ended June 30, 2022
Common stock subject to possible redemption
Numerator:
Net loss allocable to Class A Common Stock subject to possible redemption	$(1,026,447)
Denominator:
Weighted Average shares of Redeemable Class A Common Stock, basic and diluted
9,359,222

Basic and diluted net loss per share, Redeemable Class A common stock	$(0.11)

Non-Redeemable common stock
Numerator:
Net loss allocable to Class A and Class B Common Stock not subject to redemption	$(306,437)
Denominator:
Weighted Average Non-Redeemable Class A and Class B Common Stock, basic and diluted	2,794,114

Basic and diluted net loss per share, Non-Redeemable common stock	$(0.11)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the twelve-month ended June 30, 2022.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 – Initial Public Offering

On August 9, 2021, the Company consummated its IPO of 10,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $100,000,000. Each Unit consists of one share of Class A Common Stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each whole Public Warrant will become exercisable the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7).

On August 18, 2021, the underwriters partially exercised the over-allotment option for up to an additional 1,500,000 units and purchased an additional 492,480 over-allotment Units, generating an aggregate of gross proceeds of $4,924,800. The IPO and over-allotment generated total gross proceeds of $107,023,296 (See Note 6). As payment for services, the underwriters received 209,850 Representative Shares at fair value of approximately $10.00 per share which have been accounted for as offering costs related to the IPO.

Note 4 – Private Placement

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor purchased an aggregate of 4,200,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $4,200,000. Simultaneously with the exercise of the underwriters’ over-allotment option, the Sponsor purchased an additional 98,496 Private Warrants, generating aggregate gross proceeds of $98,496. The Private Warrants are identical to the Public Warrants sold in the IPO except that the Private Warrants, so long as they are held by the Sponsor or their permitted transferees, (i) may not (including the shares of Class A Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, and (ii) are entitled to registration rights.

The Company’s Sponsor has agreed to (i) waive its redemption rights with respect to its Class B Common Stock (as defined below) and public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive its redemption rights with respect to its Class B Common Stock and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity; (iii) waive its rights to liquidating distributions from the Trust Account with respect to its Class B Common Stock if the Company fails to complete its initial Business Combination within 18 months from the closing of the IPO, although the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any public shares it holds if the Company fails to complete its initial Business Combination within the prescribed time frame; and (iv) vote any Class B Common Stock and any public shares purchased during or after the IPO (including in open-market and privately negotiated transactions) in favor of the Company’s initial Business Combination.

Note 5 – Related Party Transactions

Class B Common Stock

On January 25, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain offering costs in consideration for 2,875,000 shares of Class B Common Stock. Up to 375,000 shares of Class B Common Stock were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would adjust to the extent that the over-allotment option was not exercised in full by the underwriters so that the Class B Common Stock represents 20% of the Company’s issued and outstanding stock after the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option which left 123,120 shares of the Class B Common Stock no longer subject to forfeiture. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units. On September 23, 2021, the underwriters’ over-allotment option expired and as a result 251,880 shares of Class B Common Stock were forfeited, resulting in then outstanding shares of Class B Common Stock of 2,623,120.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Class B Common Stock until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”).

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

Notwithstanding the foregoing, if (1) the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Class B Common Stock will be released from the lock-up.

Promissory Note – Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. Prior to July 1, 2021, the Company had borrowed $240,000 under the Note, which it repaid on September 2, 2021. As of June 30, 2022, the Company has no outstanding borrowings under the Note.

Working Capital Loans

In addition, to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Warrants at a price of $1.00 per Private Warrant. As of June 30, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Service Fee

Commencing on August 4, 2021, which was the date of the final prospectus, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the twelve-months ended June 30, 2022, $108,710 had been incurred and are included in formation and operating costs in the accompanying statement of operations. As of June 30, 2022, there was $43,036 due to a related parties for administrative service fees and reimbursement to Sponsor for out-of-pocket expenses.

Note 6 – Commitments and Contingencies Registration Rights

The holders of the Class B Common Stock, Representative Shares and Private Warrants (including securities contained therein), including warrants that may be issued upon conversion of Working Capital Loans, and any shares of Class A Common Stock issuable upon the exercise of the Private Warrants and any shares of Class A Common Stock and warrants (and underlying Class A Common Stock) that may be issued upon conversion of the warrants issued as part of the Working Capital Loans and Class A Common Stock issuable upon conversion of the Class B Common Stock, are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale (in the case of the Class B Common Stock, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. On August 18, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 492,480 Units. On September 23, 2021, the over-allotment option expired and the remainder of the 1,007,520 Units available were forfeited.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

The underwriters are entitled to a deferred underwriting discount of $0.35 per unit, or $3,672,368 in the aggregate, which is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative’s Class A Common Stock

In connection with the consummation of the IPO, the Company issued the Representative Shares (200,000 shares of Class A Common Stock) to EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in the IPO, for nominal consideration. In connection with the underwriters’ partial exercise of their over-allotment option, an additional 9,850 Representative Shares were issued for total outstanding Representative Shares of 209,850.

The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares without the Company’s prior consent until the completion of the initial Business Combination. In addition, the holders of the Representative Shares have agreed (i) to waive their redemption rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to any such shares held by them in connection with a stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or certain amendments to the charter prior thereto or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds into the Trust Account as described in more detail in the final prospectus) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within 15 months from the closing of the IPO (or 18 months from the closing of the IPO, if the Company extends the period of time to consummate a Business Combination, subject to the Sponsor depositing additional funds into the Trust Account as described in more detail in the final prospectus). The Representative Shares are deemed to be underwriters’ compensation by FINRA pursuant to FINRA Rule 5110.

Note 7 – Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022, there was no preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 200,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of June 30, 2022, there were 209,850 shares of Class A Common Stock issued and outstanding, respectively, excluding the 10,492,480 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock

The Company is authorized to issue 20,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B Common Stock. As of June 30, 2022, there were 2,623,120 shares of Class B Common Stock issued and outstanding, respectively.

Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B Common Stock have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B Common Stock may remove a member of the board of directors for any reason.

The Class B Common Stock will automatically convert into Class A Common Stock at the time of the consummation of the initial Business Combination at a ratio such that the number of Class A Common Stock issuable upon conversion of all Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A Common Stock issued and outstanding (including any shares of Class A Common Stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

relation to the consummation of the initial Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding the Representative Shares and any shares of Class A Common Stock or equity-linked securities or rights exercisable for or convertible into Class A Common Stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Class B Common Stock issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A Common Stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the initial conversion ratio. In no event will the Class B Common Stock convert into Class A Common Stock at a rate of less than one-to-one.

Public Warrants

As of June 30, 2022, there were 5,246,240 Public Warrants outstanding. The Public Warrants become exercisable on the later of (a) the completion of an initial Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Public Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Class B Common Stock held by the Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

For the discussion of Private Warrants, please refer to Note 4 above.

Note 8 – Income Tax

The Company’s net deferred tax assets are as follows:

As of
June 30, 2022
Deferred tax asset
Organizational costs/Start-up costs	$249,475
Net operating loss carryforward	49,618

Total deferred tax asset	299,093
Valuation allowance	(299,093)

Deferred tax asset, net of allowance	$—

The income tax (benefit) provision consists of the following:

For the twelve
months ended
June 30, 2022
Federal
Current	$—
Deferred	(298,948)
State
Current	—
Deferred	—
Change in valuation allowance	298,948

Income tax provision	$—

The Company’s Federal net operating loss carryforward as of June 30, 2022 amounted to $236,277 and will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 1, 2021 through June 30, 2022, the change in the valuation allowance was $298,948.

GLOBAL SYSTEM DYNAMICS, INC.

(FORMERLY GLADSTONE ACQUISITION

CORPORATION)

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2022

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the twelve months ended June 30, 2022 is as follows:

Statutory federal income tax rate	$21.00%
State taxes, net of federal tax benefit	0.00%
Permanent book/tax differences	1.40%
Change in valuation allowance	(22.40)%

Income tax provision	$0.00%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities since inception.

Note 9 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the Original Sponsor (as defined below) sold its common stock and warrants as described below. Based on this, besides the below, the Company did not identify any subsequent events that would require additional adjustment or disclosure in the financial statements.

On October 12, 2022 (the “Closing Date”), the Company entered into and closed a Purchase Agreement (the “Agreement”) with Gladstone Sponsor, LLC, a Delaware limited liability company (“Original Sponsor”), and DarkPulse, Inc., a Delaware corporation (the “New Sponsor”), pursuant to which the New Sponsor purchased from the Original Sponsor 2,623,120 shares of Class B common stock of the Company, par value $0.0001 per share, and 4,298,496 Private Placement Warrants, each of which is exercisable to purchase one share of Class A common stock of the Company, par value $0.0001 per share, for an aggregate purchase price of $1,500,000 (the “Purchase Price”).

In addition to the payment of the Purchase Price, the New Sponsor also assumed the following obligations: (i) responsibility for all of Company’s public company reporting obligations, (ii) the right to provide an extension payment and extend the deadline of the Company to complete an initial business combination from 15 months from August 9, 2021 to 18 months for an additional $1,150,000, and (iii) all other obligations and liabilities of the Original Sponsor related to the Company.

Pursuant to the Agreement, the New Sponsor has replaced the Company’s current directors and officers with directors and officers of the Company selected in its sole discretion. In connection with the closing of the Agreement, the Company has changed its name to “Global System Dynamics, Inc.” In addition to the Agreement, the New Sponsor also entered into the Assignment, Assumption, Release and Waiver of the Letter Agreement pursuant to which the Original Sponsor and each of the parties to the Letter Agreement (defined below) agreed that all rights, interests and obligations of the Original Sponsor under the Letter Agreement (as defined below) were hereby assigned to the New Sponsor and that the Original Sponsor will have no further rights, interests or obligations under the Letter Agreement as of the Closing Date.

The letter agreement dated August 4, 2021 (the “Letter Agreement”), was by and among the Original Sponsor, et. al., and delivered to the Company in accordance with an Underwriting Agreement, dated August 4, 2021 (the “Underwriting Agreement”), entered into by and among the Company and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, et. al.

Finally, in addition to the Agreement, the New Sponsor entered into the Joinder to the Registration Rights Agreement pursuant to which the Company agreed to become a party to the Registration Rights Agreement dated as of August 4, 2021 by and among the Company, the Original Sponsor, et. al.

The Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Agreement were made solely for the benefit of the other parties to the Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Agreement or such other date as is specified in the Agreement and (c) may have been included in the Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.